FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This document shall serve as the First Amendment (the “First Amendment”) to and reaffirmation of that Employment Agreement as originally became effective as of January 24, 1994 by and between Willis Re Inc., formerly known as Willis Faber North America, Inc., (the “Employer”) and Peter C. Hearn (the “Employee”). This First Amendment is effective as of January 1, 2011 (the “Effective Date”).
     Whereas, the parties wish to continue Employee’s employment pursuant to the terms and conditions of the Employment Agreement, subject to the terms and conditions of this First Amendment; and
     Whereas, the Employee’s execution of this First Amendment will result in, among other things, additional and material consideration so as to reaffirm Employee’s covenants and promises as contained in the Employment Agreement and to support Employee’s covenants and promises as contained in this First Amendment;
     Now Therefore, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signing below agree as follows:
1. Section 1 of the Employment Agreement, captioned “Duties,” is deleted and is replaced with the following:
     Employer agrees to employ Employee as Chairman of Employer, effective January 1, 2011. Employee agrees to devote his full time and best efforts to such position. Employee’s title, position, and duties may be changed by Employer from time to time, in accordance with the Employer’s usual and applicable procedures (without a written modification signed by all parties as set forth in Section 7H of the Employment Agreement).
2. Section 2 of the Employment Agreement, captioned “Compensation,” is deleted and is replaced with the following:
     During the term of this Agreement, Employer shall employ Employee and shall pay such compensation and benefits as are set forth below:
     (A) Base Salary: Effective January 1, 2011, Employee’s base salary is $62,500 per month (paid semi monthly and less applicable withholdings), which is equivalent to Seven Hundred and Fifty Thousand Dollars ($750,000.00) on an annual basis. Employee acknowledges that such salary rate represents a material increase in Employee’s base salary. Employee’s base salary will not be reduced during the Initial Term (as defined in Section 6 of the Employment Agreement) or during the Extended One Year Terms (as defined in Section 6 of the Employment Agreement). After the expiration of the Initial Term and/or Extended One Year Terms, Employee is eligible for an annual salary review, and his compensation may be adjusted in accordance with Employer’s normal compensation and benefits administration procedures, upon Employee’s annual review or from time to time (without a written modification signed by all parties as set forth in Section 7H of the Employment Agreement).
     (B) Benefits: Employee will continue to participate in those employee benefit programs which are generally made available to Employer’s associates, in accordance with and subject to the normal terms and conditions of those programs.
     (C) Willis Re Annual Incentive Plan (“Willis Re AIP”): Employee will participate in the Willis Re Annual Incentive Plan (the terms of which may be modified by Employer from time to time without a written modification signed by all parties as set forth in Section 7H of the Employment Agreement) under which Employee may become eligible to receive an annual award payment. During the Initial Term (as defined in Section 6 of the Employment Agreement), Employee’s 2011 AIP Award (which shall be issued in calendar year 2012 at the time when the Company usually issues AIP awards), 2012 AIP Award (which shall be issued in calendar year 2013 at the time when the Company usually issues AIP awards) and 2013 AIP Award (which shall be issued in calendar year 2014 at the time when the Company usually issues AIP awards) will each be equal in value to One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000), less applicable withholdings. Should Employee’s employment term go beyond the Initial Term and extend to the Extended One Year Terms (as defined in Section 6 of the Employment Agreement), Employee’s 2014 AIP Award (which shall be issued in calendar year 2015 at the time when the Company usually issues AIP awards) and 2015 AIP Award (which shall be issued in calendar year 2016 at the time when the Company usually issues AIP awards) will each be equal in value to One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000), less applicable withholdings. For any possible continued employment beyond the Initial Term and the Extended One Year Terms (as defined in Section 6 of the Employment Agreement), any award distributions to Employee under the Willis Re AIP shall rest in the discretion of Employer and will be subject to applicable withholdings. The 2011, 2012, 2013, 2014 and 2015 AIP Awards will be made in the form of a cash payment that may, at Employer’s discretion, be subject to a vesting schedule and/or a repayment obligation under such circumstances as Employer may specify, unless Employee requests with reasonable notice that any one of these AIP Awards be made in the form of restricted stock units of Willis Group Holdings Public Limited Company common stock or other available instruments (including, but not limited to, other forms of security instruments), any and/or all of which may, at Employer’s discretion, be a form of deferred compensation and/or subject to vesting schedules. It is further provided that, at Employer’s discretion, any other AIP award distribution to Employee may be made, in whole or in part, in the form of (i) restricted stock units of Willis Group Holdings Public Limited Company common stock or other instruments (including, but not limited to, other forms of security instruments), any and/ or all of which may be a form of deferred compensation and/or subject to vesting schedules and/or (ii) a restricted cash payment that is subject to a vesting schedule and/or repayment obligation under such circumstances as Employer may specify. Each of the foregoing forms of compensation will be subject to such other terms and conditions as Employer specifies, in accordance with Employer’s usual compensation practices and procedures (as may be modified from time to time without a written modification signed by all parties as set forth in Section 7H of the Employment Agreement). Employee’s participation in the Willis Re AIP shall be subject to the other terms and conditions of such plan. Among other conditions, but subject to Section 6 of the Employment Agreement, Employee must be in the active employ of Employer at the time that any award payment is normally paid in order to be eligible to receive such award payment.
3. Section 3 of the Employment Agreement, captioned “Non-Competition,” is deleted in its entirety.
4. Section 4 of the Employment Agreement is deleted in its entirety.
5. Section 5 of the Employment Agreement is deleted in its entirety.
6. Section 6 of the Employment Agreement, captioned “Term of Agreement,” is deleted and replaced with the following:
     This Employment Agreement as amended by the attached First Amendment is effective as of January 1, 2011 and shall continue until January 1, 2014 (“Initial Term”) unless the Employment Agreement is terminated (a) by Employee upon thirty (30) days prior written notice to Employer of Employee’s employment resignation, (b) by Employer without Good Cause1 upon thirty (30) days’ prior written notice of employment termination to Employee, (c) by Employer upon the occurrence of Good Cause, (d) by Employee for Good Reason2 or (e) immediately upon Employee’s death or

[1]	For purposes of this Employment Agreement, “Good Cause” is defined as (i) Employee’s gross and/or chronic neglect of his duties, (ii) Employee’s conviction of a felony or misdemeanor involving moral turpitude; (iii) dishonesty, embezzlement, fraud or other material willful misconduct by Employee in connection with Employee’s employment; (iv) the issuance of any final order for Employee’s removal as an associate of Employer by any state or federal regulatory agency; (v) Employee’s material breach of any duty owed to Employer, including without limitation, the duty of loyalty; (vi) Employee’s violation of the restrictive covenant provisions contained in this Employment Agreement or any other agreement with Employer; (vii) Employee’s material breach of any of the other material obligations under this Employment Agreement or any other agreement with Employer; (viii) any material breach of the Company’s Code of Ethics by Employee; (ix) Employee’s failure to achieve reasonable performance and/or production goals as specified by Employer or (x) Employee’s failure to maintain any insurance or other license necessary to the performance of Employee’s duties. Good Cause shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Employee has exercised substantial efforts in good faith to perform the duties reasonable assigned or appropriate to Employee’s position. Employee is not entitled to severance pay of any type from the Employer following employment termination for Good Cause. To the extent that any specified event of “Good Cause” is capable of cure (as determined in Employer’s reasonable discretion), Employee shall be afforded thirty (30) days within which to cure such event (with those thirty days referred to herein as “Cure Term”). If such event is not cured within these thirty (30) days, then the underlying event shall, at that point, be deemed “Good Cause.” The date of termination for Good Cause shall be the date that Employee’s opportunity to cure the underlying event expires.

[2]	For purposes of this Employment Agreement, “Good Reason” is defined as (i) a material diminution in Employee’s status, position, authority, or duties which in Employee’s reasonable judgment are materially inconsistent with and have a material adverse impact upon Employee’s status, position, authority or duties, disability (as disability is defined in Employer’s Long Term Disability Benefits Plan). After the Initial Term, Employer will agree to extend Employee’s term of employment for two separate but consecutive one-year terms (individually the “Extended One Year Term” and collectively the “Extended One Year Terms”), subject to the same terms and conditions of Section 6 of the Employment Agreement. However, Employer will have no obligation to agree to the Extended One Year Terms (and can in fact immediately terminate the Employment Agreement as noted above) (a) upon the occurrence of Good Cause or (b) upon Employee’s death or disability (as disability is defined in Employer’s Long Term Disability Benefits Plan)
     If this Agreement is terminated by Employee upon thirty (30) days’ prior written notice of employment resignation or if Employee has given Employer written notice of Good Reason and the parties are in the Correction Period, Employee shall remain an employee of Employer through the effective date of such termination or through the Correction Period, subject to all of the rights and obligations of an employee during such period, and Employee’s employment hereunder shall terminate at the end of the notice period or if applicable, the end of the Correction Period. At its sole option, Employer may direct Employee not to report to work and/or enter Employer’s office premises or otherwise perform certain services during such thirty (30) days notice period, and Employee shall comply with any such direction. During such thirty (30) days notice period or during the Correction Period, Employer shall pay Employee the base salary due Employee in accordance with its normal payroll practices; provided further, however, Employer shall continue to have the right during such thirty (30) days notice period or during the Correction Period to terminate Employee’s employment in the event of the occurrence of Good Cause. In the event of termination of Employee’s employment due to Good Cause, Employee shall not be entitled to receive any further salary payments or any form of additional compensation, including but not limited to bonus payments, incentive compensation or AIP awards.
     If this Agreement is terminated by Employer without Good Cause upon thirty (30) days’ prior written notice or if Employer has put Employee on notice of Good Cause and the parties are in the Cure Term, Employee shall remain an employee of Employer through the effective date of such termination or the Cure Term, subject to all of the rights and obligations of an employee during such period, and Employee’s employment hereunder shall terminate at the end of the notice period or if applicable, at the end of the Cure Term. At its sole option, Employer may direct Employee not to report to work and/or enter Employer’s office premises or otherwise perform certain services during such thirty (30) days notice period or during the Cure Term, and Employee shall comply with any such direction. During such thirty (30) days notice period or during the Cure Term, Employer shall pay Employee the base salary due Employee during the notice

(ii) a material reduction in Employee’s monthly base salary or (iii) a material breach by Employer of any material provision of this Employment Agreement. Employee agrees that he will not resign or otherwise terminate his employment for any reason set forth above as “Good Reason” unless he first notifies Employer in writing describing such Good Reason and, thereafter, such Good Reason is not corrected by Employer within thirty (30) days of such written notice (with those thirty days referred to herein as the “Correction Period”). The date of termination for Good Reason shall be the date that Employer’s opportunity to correct the underlying event expires.

period or during the Cure Term in accordance with its normal payroll practices (such thirty (30) days shall be treated as four (4) weeks’ pay for employment termination purposes); provided further, however, Employer shall continue to have the right during such thirty (30) days notice period or during the Cure Term to immediately terminate Employee’s employment in the event of the occurrence of Good Cause. In the event of termination of Employee’s employment due to Good Cause, Employee shall not be entitled to receive any further salary payments or any type of additional payments or any form of additional compensation, including but not limited to bonus payments, incentive compensation or AIP awards.
     If during the Initial Term or during one of the Extended One Year Terms, Employee’s employment is terminated by Employer without Good Cause on thirty (30) days’ prior written notice or by Employee for Good Reason (subject to the Correction Period), then following such termination, Employee will receive an amount equivalent to his base salary for the remaining part of the term (either the remaining part of the Initial Term or the remaining part of the applicable Extended One Year Term but not both)3 (paid in equal semi-monthly installments less applicable withholdings), and any AIP due to him in connection with the remaining parts of that term. In no event, however, shall Employee’s total payment amount equal less than one year’s base salary pay and his AIP award in connection with the year in which he was terminated. If during the Initial Term or during one of the Extended One Year Terms, Employee’s employment is terminated by Employer without Good Cause or by Employee with Good Reason, Employee’s termination shall be designated as a “redundancy” under the terms of all applicable AIP awards.
     In the event Employee, after his termination date, breaches or fails to abide by the terms of the Employment Agreement, including the terms of the First Amendment to Employment Agreement, in addition to other remedies which Employer may have pursuant to the Employment Agreement or the First Amendment to Employment Agreement or in equity or at law, Employer may permanently discontinue all payments described herein, including any unpaid AIP award. Should Employer exercise its right to discontinue these payments, Employee shall, in consideration of all payments made, all promises and all benefits provided, continue to be bound by the surviving terms of his Employment Agreement and Paragraphs 8 and 9 of this First Amendment to Employment Agreement.
     Notwithstanding anything to the contrary in the provisions the Employment Agreement, if Employer determines4 that Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and if Employee becomes eligible under the terms and conditions of the Employment Agreement as herein amended, to receive payments from Employer after Employee’s employment has ended, then, as and if required by Section 409A (and to the

[3]	For purposes of calculating any such pay, Employer shall apply Employee’s monthly base salary rate as in effect immediately prior to Employee’s employment termination.

[4]	As determined in accordance with the methodology established by Employer as in effect on the date of termination.

extent otherwise legally permissible), any such payments following Employee’s employment separation, if any, shall be commenced (as and if applicable) on or within 30 days following the first business day of the seventh month following Employee’s “separation from service” within the meaning of Section 409A.
     Subject to the terms of Section 6 of the Employment Agreement, if Employee’s employment with Employer terminates, for any reason, Employee shall not be entitled to any bonus, award or incentive compensation which becomes due and payable after such termination of his employment.
7. Section 7 subsection (G) of the Employment Agreement is deleted and replaced with the following:
     This Agreement shall be governed by and construed under the laws of the State of New York, and any suit, action or proceeding to enforce the terms of the Employment Agreement shall be brought in any court of competent jurisdiction in the State of New York.
8. In exchange for the additional and material consideration as set forth in this First Amendment and specifically in exchange for Employer’s agreement to delete the restrictive covenants as set forth in Sections 3, 4 and 5 of Employee’s Employment Agreement (as noted in Paragraphs 3, 4 and 5 of this First Amendment), Employee agrees as follows:
     (A) Employer will provide Employee with access to nonpublic Employer/Willis5 information to the extent reasonably necessary to the performance of Employee’s job duties. Employee acknowledges that all non-public information (including, but not limited to, information regarding Employer’s clients), owned or possessed by Employer/Willis (collectively, “Confidential Information”) constitutes a valuable, special and unique asset of the business of Employer/Willis. Employee shall not, during or after the period of his employment with Employer (i) disclose, in whole or in part, such Confidential Information to any third party without the consent of Employer or (ii) use any such Confidential Information for his own purposes or for the benefit of any third party. These restrictions shall not apply to any information in the public domain provided that Employee was not responsible, directly or indirectly, for such information entering the public domain without the Employer’s consent. Upon termination of Employee’s employment hereunder, Employee shall promptly return to Employer all Employer/Willis materials, information and other property (including all files, computer discs and manuals) as may then be in Employee’s possession or control.
     (B) Any work prepared at any time by Employee as an employee of Employer including written and/or electronic reports and other documents and materials shall be “work for hire” and shall be the exclusive property of the Employer. If, and to the extent

[5]	All references in this First Amendment at Paragraphs 8 and 9 to “Employer/Willis” shall be understood to refer to Employer and/or Employer’s parent companies and other affiliates, as well as their successors and assigns.

that, any rights to such work do not vest in Employer automatically, by operation of law, Employee shall be deemed to hereby unconditionally and irrevocably assign to Employer all rights to such work and Employee shall cooperate fully with Employer’s efforts to establish and protect its rights to such work.
9. In exchange for the additional and material consideration as set forth in this First Amendment and specifically in exchange for Employer’s agreement to delete the restrictive covenants as set forth in Sections 3, 4 and 5 of Employee’s Employment Agreement (as noted in Paragraphs 3, 4 and 5 of this First Amendment, Employee agrees as follows:
     (A) Duty of Loyalty: Employee understands that Employee owes a duty of loyalty to Employer and, while in Employer’s employ, shall devote Employee’s entire business time and best good faith efforts to the furtherance of Employer’s legitimate business interests. All business activity participated in by Employee as an employee of Employer shall be undertaken solely for the benefit of Employer. Employee shall have no right to share in any commission or fee resulting from such business activity.
     (B) Non Solicit and Other Obligations: While this Agreement is in effect and for a period of two (2) years following termination of Employee’s employment with Employer, Employee shall not, within the “Territories” described below:
     (1) directly or indirectly solicit, accept, or perform, other than on Employer’s behalf, reinsurance brokerage, claims administration, consulting or other business performed by the Employer/Willis from or with respect to (i) clients of Employer/Willis with whom Employee had business contact or provided services to, either alone or with others, while employed by either Employer or any affiliate of Employer and, further provided, such clients were clients of Employer/Willis either on the date of termination of Employee’s employment with Employer or within twelve (12) months prior to such termination (the “Restricted Clients”) and (ii) active prospective clients of Employer/Willis with whom Employee had business contacts, either alone or with others, regarding the business of the Employer/Willis within twelve (12) months prior to termination of Employee’s employment with Employer (the “Restricted Prospects”).
     (2) directly or indirectly (i) solicit any employee of Employer/Willis (“Protected Employees”) to work for Employee or any third party, including any competitor (whether an individual or a competing company) of Employer/Willis or (ii) induce any such employee of Employer/Willis to leave the employ of Employer/Willis.
For purposes of this Paragraph 9(B) in this First Amendment, “Territories” shall refer to those counties where the Restricted Clients, Restricted Prospects, or Protected Employees of Employer/Willis are present and available for solicitation.
     (C) Non Compete: For a period of one (1) year after the date on which Employee’s employment ends, Employee shall not work for, be engaged with, and/or have a financial interest in (other than an ownership position of not less than five (5)

percent in any company whose shares are publicly traded or any non-voting non convertible debt securities in any company) any Competitor (as defined below) of Employer, its parent companies and/or their affiliates or subsidiaries within the Relevant Area (as defined below). For purposes of this First Amendment, “Competitor” means any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by Employer, its parent companies and/or their affiliates or subsidiaries or is a business in which Employer, its parent companies and/or their affiliates or subsidiaries has/have taken steps toward engaging. It is further provided that “Competitor” includes, but is not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation and Marsh & McLennan Companies, Inc. For purposes of this First Amendment, “Relevant Area” means the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions within and outside the United States of America, in which Employer, its parents companies and/or their affiliates or subsidiaries have carried on business in which Employee has been involved or concerned or working on other than in a minimal and non-material way, at any time during the period of twelve (12) months prior to the date on which Employee ceases to be employed by Employer
     (D) Concurrent Terms: The restrictions contained in Paragraph 9(B) above, including the subparts, run concurrent with the restrictions contained in Paragraph 9(C) above. Additionally, to the extent Employee is subject to other post-employment restrictions as part of any other agreement with Employer, its parent companies and/or their affiliates or subsidiaries, those additional post-employment restrictions run concurrently with the restrictions contained in Paragraph 9(B) and 9(C) above.
10. Employee further acknowledges and agrees that the consideration provided to Employee by Employer in connection with this First Amendment is sufficient to support covenants made by Employee to Employer as set forth in this First Amendment, and Employee will at no time challenge the sufficiency and/or adequacy of the consideration provided in exchange for the various covenants provided by Employee to Employer within this First Amendment.
11. The parties recognize that Willis Faber North America, Inc. was identified in the Employment Agreement as “WFNA” and as Employee’s employer for purposes of the Employment Agreement. The parties recognize that subsequent to the effective date of the Employment Agreement (in its original form), Willis Faber North America, Inc. was renamed to Willis Re Inc. Accordingly, the terms “Willis Faber North America Inc.” and “WFNA” in the Employment Agreement shall be understood to be in reference to Willis Re Inc. By signing below, Employee acknowledges and agrees that (i) Employee hereby reaffirms Employee’s agreement to abide by the terms and conditions of the Employment Agreement, including the covenants and promises contained therein, (ii) Willis Re Inc. shall be the Employee’s employer for purposes of the Employment Agreement and that any reference in the Employment Agreement to “Willis Faber North

America, Inc.” or “WFNA” shall hereafter be understood as a reference to Willis Re Inc. and (iii) should Employee be transferred or reassigned from Employer to a parent company or affiliate of Employer, the Employment Agreement shall be deemed to be automatically assigned by Employer to such new employer, and Employee’s acceptance of Employee’s first payment of compensation from such new employer shall be deemed as Employee’s acknowledgement of such assignment, acceptance of such new employer as the Employer for purposes of the Employment Agreement and the continuation of Employee’s employment pursuant to the terms and conditions of the Employment Agreement (as amended by this First Amendment).
12. This First Amendment shall be governed by and construed under the laws of the State of New York, and any suit, action or proceeding to enforce the terms of the First Amendment shall be brought in any court of competent jurisdiction in the State of New York. If any term of this First Amendment is rendered invalid or unenforceable by judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The waiver by either party of any breach of this First Amendment shall not operate or be construed as a waiver of that party’s rights upon any subsequent breach. This First Amendment shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Employee and the successors and assigns of Employer. Should Employee be transferred or reassigned from Employer to a parent company or affiliate of Employer, this First Amendment shall be deemed to be automatically assigned by Employer to such new employer, and Employee’s acceptance of Employee’s first payment of compensation from such new employer shall be deemed as Employee’s acknowledgement of, such assignment, acceptance of such new employer as the Employer for purposes of the First Amendment and the continuation of Employee’s employment pursuant to the terms and conditions of this First Amendment. Monetary damages may not be an adequate remedy for Employee’s breach of Paragraphs 8 or 9 of this First Amendment and Employer may, in addition to recovering legal damages (including lost commissions and fees), proceed in equity to enjoin Employee from violating any of the provisions. Paragraphs 8 and 9 of this First Amendment survive the termination of Employee’s Employment Agreement (as amended by this First Amendment).
13. Except for those terms, conditions and amendments as are set forth above in this First Amendment, the Employment Agreement remains in full force and effect and unmodified by this First Amendment.
     IN WITNESS WHEREOF, the parties have executed this First Amendment to become effective as of the Effective Date above.

Employee: Peter C. Hearn
/s/ Peter C. Hearn

Employer: Willis Re Inc.

/s/ Holly Gay Murphy

Title:	Secretary

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